Exhibit 99.2

For investors	For media
Amy Wakeham	Jayme Rubenstein
+1 858.836.5000	+1 858.836.6798
investorrelations@resmed.com	news@resmed.com

ResMed appoints Michael Farrell as Chair of its Board of Directors

Peter Farrell to become Chair Emeritus

SAN DIEGO, January 26, 2023 – ResMed (NYSE: RMD, ASX: RMD) today announced ResMed’s board of directors has appointed chief executive officer Michael (“Mick”) Farrell as chair of the board, effective January 25, 2023. Mr. Farrell succeeds current chair Peter Farrell who will become chair emeritus and will remain an active board member.

Mick Farrell became ResMed’s CEO on March 1, 2013, and has served as a member of the company’s board of directors since assuming that role.

“I am honored to expand my role with ResMed as its next chair and to succeed my dad, Peter Farrell, whose vision, leadership, and guidance have helped ResMed become the largest outside-hospital, digital health company in the world,” said Mick Farrell. “I look forward to working with and leading our strong, diverse, and talented board in continued value creation for stockholders and all our stakeholders.”

“I am grateful for the opportunities I have had to lead ResMed and its board over the past many years,” said Peter Farrell. “ResMed is on a clear growth path with strategic priorities intact; it’s the right time for me to step aside and reduce my commitments as chair so I can devote more time to other boards and philanthropic interests. I will remain an active ResMed board member as chair emeritus and will continue to work closely with Mick, ResMed management, and the board as a steward of ResMed’s strategy, innovation, and culture.”

“I’d like to thank Peter for his leadership and many contributions to ResMed over the years,” said Ron Taylor, ResMed’s lead independent director and chair of the nominating and governance committee. “We’re pleased to welcome Mick to the board chair position. Over the past 10 years, the board and I have worked closely with and observed Mick in his role as director and as CEO. Under Mick’s leadership of ResMed these last 10 years, we have seen the market capitalization of the company grow from $6 billion to over $30 billion, delivering a total shareholder return of 507% or 20.0% average annual growth in value over that same period; an excellent return for all our stakeholders. We believe Mick has the right skills and experience, and he has been effective in setting the board agenda, encouraging debate, and connecting the board with management for many years. Combining the chair and CEO roles will allow for streamlining and efficiency and is aligned with the structure held by many of our peers on the S&P 500.1 I look forward to working with Mick and the rest of the board as we support the company in reaching its goal of changing the lives of 250 million people in 2025.”

[1]	Over 40% of the S&P 500 companies combine the chair and CEO roles, including 11 of the 14 other healthcare equipment companies in the S&P 500.

About ResMed

At ResMed (NYSE: RMD, ASX: RMD) we pioneer innovative solutions that treat and keep people out of the hospital, empowering them to live healthier, higher-quality lives. Our digital health technologies and cloud-connected medical devices transform care for people with sleep apnea, COPD, and other chronic diseases. Our comprehensive out-of-hospital software platforms support the professionals and caregivers who help people stay healthy in the home or care setting of their choice. By enabling better care, we improve quality of life, reduce the impact of chronic disease, and lower costs for consumers and healthcare systems in more than 140 countries. To learn more, visit ResMed.com and follow @ResMed.

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